Exhibit 14.2

Amended January 2007

Argan, Inc.
Code of Conduct

General

The honesty, loyalty, concern for others and accountability of our actions is fundamental to the reputation and success of Argan, Inc. and its subsidiaries (Argan). The directors, officers and employees of Argan, wherever located, collectively referred to herein as “employees,” are subject to the provisions of our Code of Conduct. We are expected to be sensitive to any situations that can adversely impact Argan’s reputation and are expected to use good judgment and common sense in the way we conduct business.

The Code of Conduct is designed to help you understand what is meant by good judgment and ethical behavior. These policies are part of our corporate governance regulations. All employees must comply with these regulations and there upon act in a reputable manner.

The Code of Conduct is intended to supplement other policies and procedures of the company, and is not considered an employment contract. It does however, set forth expectations of behaviors in Argan employees in certain situations. Employees who violate the spirit of the Code of Conduct are subject to disciplinary action up to and including termination of employment.

The Argan employee personal responsibility

Every Argan employee has a personal responsibility to embody and model behavior that complies with these guidelines and to:

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Learn the details of all policies that affect your job. While you are not expected to know all policies of the Company, you should have a basic understanding of company policy and a detailed understanding of policies that apply to your job.

•	Seek assistance from appropriate management when you have a question about the application of a policy.

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Raise issues and concerns with your supervisor or manager. If the issue is not resolved, raise it with the Vice President of Finance. If it is still not resolved call the anonymous Hot line number listed at the end of this Code of Conduct.

•	You may raise your concerns verbally or in writing and it may be anonymous.

The leaders at Argan are expected to build and maintain a culture of compliance by:

•	Leading by example, using their own behavior as a model for all employees.

•	Making sure that employees understand that business results are never more important than compliance.

•	Encouraging employees to raise ethical questions and concerns.

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Providing access to education, training, and legal counseling to ensure that employees, affiliates, and where appropriate, third parties understand the requirements of Argan policies and applicable laws.

•	Implementing appropriate control measures in business process, to detect heightened compliance risks and/or violations.

•	Taking prompt corrective action to fix any identified weaknesses in compliance measures.

Everyone has a duty to be vigilant for circumstances that may indicate illegal or unethical behavior and to act appropriately in a timely manner to prevent improper conduct.

Working within the Argan community

Fair and Equitable Treatment

Argan strives to build and maintain a productive, motivated workforce by treating all employees fairly and equitably. We select and place employees on the basis of their qualifications for the work to be performed, without regard to race, color, gender, sexual orientation, national origin, ancestry, religion, physical or mental disability, age, veteran status or other characteristics protected by applicable law. Every employee should be fair and respectful in his or her dealings with fellow employees.

Argan will not tolerate harassment of its employees by anyone, including managers, co-workers, contractors, vendors or customers. Our policies on diversity and equal employment are set forth below.

Diversity and Equal Opportunity

Argan recognizes that diversity brings benefits to the company -- ways of thinking and approaches to decision making that can make us more successful. We value the differences among individuals and welcome diversity within our workforce. Each Argan manager shall ensure that all applicants and employees are afforded an equal opportunity in employment. We support and obey laws that prohibit discrimination everywhere we do business.

Employee Health and Safety

Argan strives to provide each employee with a safe and healthy work environment. Each employee has a responsibility to maintain a safe and healthy workplace for all employees. Employees should report to their supervisor workplace accidents and injuries, as well as unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use or possession of illegal drugs in the workplace is prohibited.

Respect for the Environment

Argan employees will respect the environment by complying with all applicable environmental laws in all jurisdictions in which we conduct business operations. Argan is committed to the protection of the environment by minimizing the environmental impact of our operations. Argan’s employees should notify their supervisor or manager if hazardous materials come into contact with the environment or are improperly handled or discarded.

Working Within the Legal System

Compliance with Laws

Argan's policy is that all employees shall conduct business on behalf of the company in full compliance with the laws of the jurisdictions in which we operate. There may be uncertainty with respect to the scope and application of certain of the laws in some jurisdictions. Compliance with our policy requires a good faith effort to satisfy the intent and purpose of the applicable laws, consistent with our policy of ethical and honest business conduct. Any employee who acquires knowledge of a violation of law, or who requires guidance on a matter of law, should consult with their supervisor or manager.

Contracting practices

When Argan is selling or buying products and services, or entering into other commitments, Argan must consider the rights and obligations of each party in appropriate written contracts. Properly written contracts document the use of Argan funds and assets, define the rights and obligations of Argan and other parties, establish protections against liability, and provide tools for handling disputes. If you are involved in negotiating with Argan customers, suppliers, other business partners or outside parties, you are required to understand basic principles of business transactions and to abide by Argan contracting policies and guidelines.

You may not commit Argan to undertake any performance, payment or other obligation unless you are authorized under the appropriate delegation of authority policies.

You may not enter into any agreement or engage in any activity that may violate applicable law. You may not enter into any transaction that facilitates improper revenue recognition, expense treatment or other accounting improprieties on the part of either Argan or the business partner.

Protecting Argan's Assets and Opportunities

Protecting and safeguarding Argan’s assets, including tangible and intangible property, is critical to Argan’s success. We have a duty to use those assets for legitimate business purposes only, to protect them from loss or unauthorized use and to keep them confidential as appropriate. In no event may Argan assets be used for unlawful or improper purposes. Every employee has a responsibility to protect our assets. Theft, misuse and waste of assets have an impact on Argan's profitability. Theft, embezzlement or misappropriation of Argan property by any employee is prohibited. Argan equipment should not be used for non-company business.

The obligation of employees to protect Argan's assets includes its proprietary information, such as trade secrets, patents, trademarks, business and marketing plans, engineering and manufacturing ideas and unpublished financial data. Unauthorized use or distribution of proprietary information is a violation of Argan policy.

Finance and Accounting Practices

It is a legal requirement that, as a public company, Argan adheres to strict accounting principles and standards of reporting. Financial information must be accurate and complete, and there must be internal controls and processes to comply with these accounting and financial reporting laws. These laws require the proper recording of, and accounting for, revenues and expenses. If an employee has responsibility or any involvement in these areas, they must understand and adhere to these rules. Also, these rules prohibit anyone from assisting others to engage in improper accounting practices or make false or misleading financial reports.

Violations of laws associated with accounting and financial reporting can result in fines, penalties, and even imprisonment, and can lead to loss of public faith in a company. If you become aware of any action related to accounting or financial reporting that you believe may be improper, you should immediately report it to your manager, the Vice President of Finance or by contacting the anonymous Hotline number listed at the end of this Code of Conduct.

Political Activities

Argan employees are encouraged to take an active interest in political and government activities and to support principles, issues, parties or candidates of their own choice. Such activity must remain separate and distinct from employment with Argan.

Argan policy goes beyond federal law, which prohibits the use of company funds, assets, services or facilities on behalf of a federal political party or candidate except under limited circumstances. Our policy is that no Argan assets -- including monetary payments, employees' work time, use of Argan premises or equipment -- may be contributed to any political candidate, political action committee, party, or ballot measure without the written permission of the Chief Financial Officer. An Argan employee will not be compensated or reimbursed, in any form, for a political contribution that the person has made.

Preservation of Certain Records

For business, accounting and legal reasons our company records must be properly managed. We create, retain and dispose of our business records and information assets, both written and electronic, as part of our normal course of business in compliance with applicable regulatory and legal requirements. Information defined as essential must be retained in a recoverable format for as long as it remains essential. Information that is no longer essential should be disposed of as soon as possible. For questions regarding what is essential information, contact the Vice President of Finance.

In no case may business records or documents involved in a pending or threatened litigation, government inquiry or under subpoena or other information request, be discarded or destroyed. In addition, you may never destroy, alter, or conceal, with an improper purpose, any record or otherwise impede any official proceeding, either personally, in conjunction with, or by attempting to influence, another person. You are required to cooperate fully with legal counsel retained in the course of a lawsuit, legal proceeding or investigation.

Confidential Information

Argan has developed and continues to develop and use commercially valuable confidential and/or proprietary technical and non-technical information. Confidential information includes a wide range of non-public information including but not limited to financial and cost data, business plans and strategies, operating reports, pricing information, marketing and sales data, business partner information, proprietary information, personnel records and organization charts. Appropriate security measures to protect confidential information from improper disclosure should be taken seriously by all employees.

Employees must maintain the confidentiality of such information. You may not, directly or indirectly, disclose, or use for the benefit of yourself or any other person, any of our confidential or proprietary information.

Media Inquiries

Federal law also restricts the manner in which Argan releases material information to the media, security analysts and stockholders. Argan has an obligation to accurately and completely convey all material facts when speaking publicly. In order to ensure that Argan complies with its obligations, employees receiving inquiries regarding material company information or Argan's position on public issues should refer the request to the Corporate headquarters at Argan, Inc., One Church Street, Suite 401, Rockville, MD 20850 or call 301-315-0027.

Inside Information

Federal law prohibits insiders from trading securities while in possession of material nonpublic information. Argan's policy also prohibits such trading. Any employee who is aware of material nonpublic information related to Argan, or to firms which are suppliers or customers of Argan, may not buy or sell common stock of Argan or such other company. You may not disclose such information to any person outside Argan until it has been made public. You cannot "tip" others. Securities trading by your family members, household members or those with whom you have a close, personal relationship can, under some circumstances, result in legal liability to you.

Material information is any information that a reasonable investor would consider important in deciding whether to buy or sell common stock. This includes information about possible acquisitions or divestitures, earnings, new contracts or products, expansion plans and other important corporate developments that have not been publicly disclosed. You should refer to the Argan Trading Policy if you have any questions concerning your buying or selling of Argan common stock.

Many senior-level Argan employees are subject to special rules on insider trading. Unless otherwise advised, these employees can only buy or sell Argan common stock during limited periods following the release of quarterly or annual earnings information. Such "window" periods are open two days after, the earliest of, any quarterly or annual reporting period press release or SEC filing, but 30 days before the close of a quarterly or annual reporting period. Refer to Argan’s Insider Trading Policy for further information.

Avoiding Conflicts of Interest

Argan employees are expected to make business decisions based on the best interests of the company and not based on personal relationships or benefits. Conflicts of interest can compromise employees' business ethics. A conflict of interest arises when an activity, investment, interest or association interferes with or appears to interfere with the independent exercise of an employee's judgment as it relates to Argan's interests. A conflict of interest arises if an employee works for or has an ownership interest in a competitor, customer or supplier.

Employees must disclose any situations that may involve conflicts of interest affecting them personally. Waivers of conflicts of interest involving employees require the approval your manager and the Vice President of Finance. Waivers of conflicts of interest involving executive officers require the approval of the Audit Committee or the board of directors.

Business Gifts and Entertainment

Business entertainment and business gifts in a commercial setting are intended to create goodwill and improve working relationships. Such entertainment or gifts should not be used to gain an unfair advantage with suppliers or customers. Such gifts or entertainment should not be offered, given, provided or accepted by any Argan employee or family member of an Argan employee unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not of significant value that would give the appearance of impropriety or that the gift or entertainment was intended in any way to influence a business relationship and (4) does not violate any laws or regulations. Each business unit may have other guidelines to put on business entertainment depending on practices appropriate for that business unit. If you have any questions concerning the appropriateness of gifts or entertainment, you should contact your manager or the Vice President of Finance.

Working with Suppliers and Customers

We must maintain the confidence, respect and trust of our customers, partners, suppliers and government organizations by conducting business responsibly. We must be committed to acting ethically, lawfully, truthfully and with integrity in all business dealings whether selling or buying or representing Argan in any other capacity.

Advertising, Marketing and Sales Practices

Generally, statements in advertising, promotional materials and product packaging must be fair, factual, complete, capable of being substantiated and may not deceive or mislead current or potential customers. Argan’s marketing and sales practices reflect Argan’s commitment to honest and fair dealings with its current or potential customers. You may not make false or misleading statements about products and services of ours or those of competitors in marketing or sales activities.

Purchasing Products

Argan also expects to receive fair and competitive prices and quality services from our suppliers. We select suppliers that are best able to meet our needs based on such factors as quality, value, best or lowest price, technical excellence, service reputation and production capacity.

Argan does not condone reciprocity with suppliers or customers. The materials we require are purchased solely on their merits, just as the products we sell are sold solely on their merits. Personal or family relationships should not influence purchasing or sales decisions.

Dealings with Competitors

Argan believes that a competitive economy is essential to the public interest, to the interests of the business community in general, and to Argan specifically. Argan's policy is to comply with the laws of competition in all jurisdictions in which we operate.

All employees must carry out the policy of Argan to compete vigorously and legally in all areas of its business operations. No employee of Argan has authority to engage in any conduct inconsistent with the laws of competition or to authorize, direct or condone such conduct by any other person. For example, Argan employees shall not:

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Agree on or even discuss with competitors any matter involved in competition between Argan and the competitor (such as sales price, credit terms, marketing strategies, market shares or sales policies) except in those instances where there is a bona fide purchase from or sale to a competitor or bona fide credit checks for commercially reasonable purposes.

•	Agree with a competitor to restrict competition by fixing prices, allocating customers or territories or any other means.

•	Agree with a supplier or customer on the minimum price at which a product will be resold.

•	Sell a product below cost with the intent to harm a competitor.

Violations and Waivers

The Audit Committee or Board of Directors shall determine, or designate appropriate persons to determine, remedial actions to be taken in the event of a violation of the Code of Conduct. Such actions shall be reasonably designed to deter wrongdoing and promote accountability for adherence to the Code of Conduct. The Audit Committee or Board of Directors has full and discretionary authority to approve any amendment to or waiver from this Code of Conduct; any such amendment or waiver shall be promptly disclosed as required by applicable law or regulation.

Administration

The overall administration of our Code of Conduct rests with the Argan Corporate Headquarters in Rockville, MD. Argan will not tolerate any threats or acts of retaliation against an employee for any report made in good faith. Employees' reports of Code of Conduct violations will be kept confidential to the extent permitted by law and our ability to address specific concerns. Anonymous reports should supply detailed information to allow us to investigate and address the concern. In some instances, employees' names will be needed for us to properly investigate the matter. Some investigations may not allow for complete anonymity.

Acknowledgement

We ask that employees annually to acknowledge their commitment to the Code of Conduct. Your signature acknowledges that you have read and understand the Code of Conduct.

Training

You may be required to take a training course covering the Code of Conduct and may be required to take refresher courses from time to time.

Non-retaliation

Under no circumstances will you be subject to any disciplinary or retaliatory action for reporting a possible violation of the Code of Conduct or applicable law or for cooperating in any investigation of a possible violation. However, knowingly false or malicious reports will not be tolerated and anyone filing such reports will be subject to appropriate disciplinary action.

Waivers

Any waiver of this Code of Conduct for directors or executive officers may be made only by the Audit Committee or the board of directors. Requests for waivers from other employees should be addressed to your manager and the Vice President of Finance.

Investigations

Supervisors and managers should be accessible to employees who wish to report any unlawful or unethical conduct that violates this Code of Conduct. Any person receiving an employee report of a violation of this Code of Conduct should notify the Vice President of Finance or the Argan Corporate Headquarters, of the report. Argan will investigate all such employee reports. You are responsible for providing truthful information and cooperating fully in any investigation.

In connection with any investigation, employees must not (1) interfere with the investigation, such as by providing false, misleading or incomplete information, concealing information or encouraging others not to contribute to an investigation or (2) destroy or alter any information relevant to the investigation.

Remediation

Violation of our Code of Conduct is a serious matter and may in some circumstances subject Argan or the employee involved to civil liability or even criminal prosecution.

Employees who violate our Code of Conduct may be disciplined. Disciplinary action will be determined by the applicable business unit management, the Vice President of Finance, the Argan Corporate Headquarters and/or the Audit Committee, based on the circumstances involved. Disciplinary action can include severe consequences, such as termination of employment, suspension from employment without pay, demotion, transfer, withholding of promotion and requiring reimbursement of damages caused.

Questions about our Code of Conduct should be directed to your immediate supervisor, manager, Vice President of Finance, the Argan Corporate Headquarters or the anonymous Hot Line.

Argan Corporate Headquarters:
Argan, Inc.
One Church Street
Suite 401
Rockville, MD, 20850
(301) 315-0027
atrudeljr@arganinc.com or erogers@arganinc.com

Anonymous Hot line phone number:
1-800-826-6762